Exhibit 99.1

QR Energy Announces Third Quarter 2012 Results and Outlook

HOUSTON, TX—(Marketwire – November 8, 2012) – QR Energy, LP (“QRE” or “QR Energy”) (NYSE: QRE) announced today its operating and financial results for the third quarter of 2012 and fourth quarter guidance.

Highlights for the Third Quarter 2012

•	Average production of 14,620 Boe per day, a 1% increase from second quarter 2012 due to increased oil and NGL production

•	Adjusted EBITDA was $52.2 million, a 4% increase from the second quarter 2012 due to increased production, higher realized natural gas prices and decreased lease operating expenses

•	Distributable Cash Flow was $23.3 million, a 16% decrease from the second quarter 2012 due to increased cash interest expense and management incentive fee

•	Distribution Coverage Ratio was 1.1x

•	Net loss of $45.0 million was impacted by $55.6 million of non-cash unrealized commodity derivative losses

Recent Events

•	Agreed to acquire $215 million of conventional, long life, low decline oil properties in core Ark-La-Tex area; financed with cash on hand and borrowings under bank credit facility

•

Beginning on January 1, 2013, Quantum Resources Management will allocate general and administrative expenses (“G&A”) to QRE, which will include direct expenses plus an allocation of compensation related costs and other indirect expenses based on multiple operating metrics; cash G&A guidance for first quarter and full year 2013 is included below

Note: Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio are non-GAAP measures. Please see the definitions of these measures and the reconciliation to the most comparable measures calculated in accordance with GAAP in the “Non-GAAP Reconciliation” section of this press release.

Chief Executive Officer Alan L. Smith commented, “Executing on our existing asset base and acquiring quality assets is at the core of what we do as an upstream MLP. This quarter, we were able to build upon our execution on both fronts - we had strong operational performance and have agreed to acquire mature, conventional assets in East Texas. We remain committed to operational excellence and to our strategy of growing the business through accretive acquisitions of long life, low decline properties.”

Results for the Third Quarter 2012

•	Revenue was $65.0 million, a 4% increase from second quarter 2012, due to increased production and higher realized natural gas prices

•

Realized prices excluding commodity derivatives were $88.67 per barrel of oil, $2.60 per Mcf of natural gas and $29.10 per barrel of NGLs; Realized prices including commodity derivatives were $96.31 per barrel of oil and $5.18 per Mcf of natural gas

•	Oil and natural gas production was 90% hedged; NGLs are not currently hedged

•	Lease operating expenses were $14.28 per Boe, a 7% decrease from second quarter 2012, due to reduced workover expense

•	Total capital expenditures were $12.3 million

Cash Distribution

On November 9, 2012, QR Energy will pay a cash distribution attributable to the third quarter of 2012 of $0.4875 per unit for all outstanding common and subordinated units. This represents an annualized distribution of $1.95 per common and subordinated unit.

Guidance

The guidance set forth below is subject to all cautionary statements and limitations described below and under the “Forward-Looking Statements” section of this press release. In addition, estimates for QR Energy’s future production volumes are based on, among other things, assumptions of capital expenditure levels and the assumption that market demand and prices for oil and natural gas will continue at levels that allow for economic production of these products. The production, transportation and marketing of oil and natural gas are extremely complex and are subject to disruption due to transportation and processing availability, mechanical failure, human error, weather and numerous other factors. Estimates are based on certain other assumptions, such as well performance, which may vary significantly from QR Energy’s assumptions. Operating costs, which include major maintenance costs, vary in response to changes in prices of services and materials used in the operation of properties and the amount of maintenance required. Operating costs, including taxes, utilities and service company costs, move directionally with increases and decreases in commodity prices and QR Energy cannot fully predict such future commodity prices or operating costs. Capital expenditures are based on current expectations as to the level of capital expenditures that will be justified based upon the other assumptions set forth below as well as expectations about other operating and economic factors not set forth below. The guidance set forth below does not constitute any form of guarantee, assurance or promise that the matters indicated will actually be achieved. Rather, the guidance simply sets forth QR Energy’s best estimate today for these matters. Estimates are based upon current expectations about the future and based upon both stated and unstated assumptions. Actual conditions and assumptions may change over the course of the year.

Based upon current estimates, QR Energy expects the following operating results for the fourth quarter and full year of 2012:

	4Q 2012	Full Year 2012
Average net daily production (Boed)	14,500 - 14,900	14,200 - 14,600
LOE and workover expenses (per Boe)	$14.00 - $16.00	$14.00 - $16.00
Estimated maintenance capital expenditures ($ millions)	$13	$52
Estimated total capital expenditures ($ millions)[1]	$11	$85

[1]	Total capital expenditures are expected to be less than estimated average maintenance capital expenditures for 4Q 2012 due to the acceleration of capital to the first half of the year.

Based upon current estimates, QR Energy expects the following level of cash G&A for the first quarter and full year of 2013:

	1Q 2013	Full Year 2013
Cash G&A ($ millions)	$8 - $9	$29 - $32

Quarterly Report on Form 10-Q

QR Energy’s financial statements and related footnotes will be available in the 10-Q for the quarter ended September 30, 2012, which QR Energy will file with the Securities and Exchange Commission (“SEC”) today. The 10-Q will be available on QR Energy’s Investor Relations website at http://ir.qrenergylp.com or on the SEC website at www.sec.gov.

Webcast and Conference Call

QR Energy will host a webcast and conference call today at 10 a.m. central time to discuss these results.

Interested parties may join the webcast by visiting QR Energy’s Investor Relations website at http://ir.qrenergylp.com and clicking on the webcast link or the conference call by dialing (877) 861-4516 or (706) 679-6295 five minutes before the call begins and providing the conference ID 99402244.

The webcast will be available on QR Energy’s Investor Relations website at http://ir.qrenergylp.com for 14 days following the call and a telephonic replay will be available for 7 days following the call by dialing (855) 859-2056 or (404) 537-3406 and providing the conference ID 99402244.

About QR Energy, LP

QR Energy, LP is a publicly traded partnership engaged in the acquisition, production and development of onshore crude oil and natural gas properties in the United States. QR Energy is headquartered in Houston, Texas. For more information, visit QR Energy’s website at www.qrenergylp.com.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of federal securities laws. QR Energy believes that its expectations and forecasts are based on reasonable assumptions; however, no assurance can be given that such expectations and forecasts will prove to be correct. A number of factors could cause actual results to differ materially from the expectations and forecasts, anticipated results or other forward-looking information expressed in this press release, including risks and uncertainties regarding future results, capital expenditures, liquidity and financial market conditions, sufficiency of cash from operations, adverse market conditions and governmental regulations. For a more complete list of these risk factors, please read QR Energy’s filings with the SEC, which are available on QR Energy’s Investor Relations website at http://ir.qrenergylp.com or on the SEC website at www.sec.gov.

Commodity Derivatives

As of November 8, 2012, the notional volumes and prices of QR Energy’s commodity derivative contracts were as follows:

	Crude Oil (NYMEX - WTI)
Term	Swaps Bbls/d	Average Price ($/Bbl)	Collars Bbls/d	Floor Price ($/Bbl)	Ceiling Price ($/Bbl)
10/2012 - 12/2012	5,872	$100.34	—	—	—
2013	7,170	$98.74	—	—	—
2014	6,661	$96.35	425	$90.00	$106.50
2015	5,471	$94.96	1,025	$90.00	$110.00
2016	3,348	$90.15	1,500	$80.00	$102.00
2017	4,547	$86.99	—	—	—

	Natural Gas (NYMEX - Henry Hub)
Term	Swaps MMBtu/d	Average Price ($/MMBtu)	Collars MMBtu/d	Floor Price ($/MMBtu)	Ceiling Price ($/MMBtu)	Puts MMBtu/d	Average Price ($/MMBtu)	Basis Swaps MMBtu/d	Avg. Discount to NYMEX ($/MMBtu)
10/2012 - 12/2012	30,213	$5.89	2,609	$6.50	$8.60	—	—	20,709	($0.15)
2013	30,441	$6.01	2,466	$6.50	$8.65	—	—	18,466	($0.17)
2014	26,622	$6.18	4,966	$5.74	$7.51	—	—	17,066	($0.19)
2015	7,191	$5.34	18,000	$5.00	$7.48	420	$4.00	14,400	($0.19)
2016	11,350	$4.27	630	$4.00	$5.55	11,350	$4.00	—	—
2017	10,445	$4.47	595	$4.00	$6.15	10,445	$4.00	—	—

Selected Operating Data

	Three months ended		Nine months ended
	9/30/2012	6/30/2012	9/30/2012	9/30/2011
Production data:
Oil (MBbls)	576	545	1,575	1,314
Natural gas (MMcf)	3,400	3,549	10,587	11,709
NGLs (MBbls)	202	183	559	576

Total production (MBoe)	1,345	1,320	3,899	3,842

Production by area (Boed):
Permian Basin	6,994	6,911	6,953	7,257
Ark-La-Tex	5,625	5,484	5,237	4,767
Mid-Continent	1,451	1,560	1,476	1,518
Gulf Coast	468	473	485	531
Michigan	82	77	79	—

Average daily production (Boed)	14,620	14,505	14,230	14,073

Prices:
Average NYMEX:
Crude oil (per Bbl)	$92.20	$93.35	$96.16	$95.47
Natural gas (per Mcf)	$2.89	$2.35	$2.58	$4.21

Average realized including commodity derivatives:
Crude Oil (per Bbl)	$96.31	$95.23	$96.09	$88.65
Natural gas (per Mcf)	$5.18	$5.01	$5.40	$5.52
NGLs (per Bbl)	$29.10	$42.68	$41.42	$51.07

Average realized excluding commodity derivatives:
Crude oil (per Bbl)	$88.67	$88.80	$92.23	$91.75
Natural gas (per Mcf)	$2.60	$2.04	$2.67	$4.45
NGLs (per Bbl)	$29.10	$42.68	$41.42	$51.07

Please see the financial statements and related footnotes in QR Energy’s 10-Q, as filed with the SEC.

Consolidated Statements of Operations

	Three months ended		Nine months ended
	9/30/2012	6/30/2012	9/30/2012	9/30/2011
	(In thousands)
Revenues:
Oil sales	$51,076	$48,394	$145,270	$120,565
Natural gas sales	8,623	7,080	27,604	50,474
NGLs sales	4,860	6,360	18,848	22,929
Processing and other	410	375	1,243	1,523

Total Revenue	$64,969	$62,209	$192,965	$195,491

Operating Expenses:
Lease operating expenses	19,203	20,199	56,861	48,802
Production and other taxes	4,693	4,820	14,224	13,431
Processing and transportation	785	728	2,363	2,964

Total production expenses	24,681	25,747	73,448	65,197
Depreciation, depletion and amortization	21,298	20,540	61,428	58,295
Accretion of asset retirement obligations	915	887	2,645	2,033
General and administrative and other	9,232	8,771	26,345	22,577
Acquisition and transaction costs	278	920	1,286	—

Total operating expenses	56,404	56,865	165,152	148,102

Operating income	8,565	5,344	27,813	47,389

Other income (expense):
Realized gains (losses) on commodity derivative contracts	13,375	14,222	35,668	(79,924)
Unrealized gains (losses) on commodity derivative contracts	(55,585)	89,682	12,328	160,233
Interest expense, net	(11,533)	(9,393)	(28,398)	(39,161)

Total other income, net	(53,743)	94,511	19,598	41,148

Income (loss) before income taxes	(45,178)	99,855	47,411	88,537
Income tax benefit (expense)	171	(730)	(528)	(934)

Net income (loss)	$(45,007)	$99,125	$46,883	$87,603

Net income per common unit	$(1.24)	$2.15	$0.49	$1.07
Adjusted EBITDA	$52,199	$49,982	$150,001	$132,952
Distributable Cash Flow	$23,258	$27,697	$73,532	$82,215

Please see the financial statements and related footnotes in QR Energy’s 10-Q, as filed with the SEC. Adjusted EBITDA and Distributable Cash Flow are non-GAAP measures. Please see the definitions of these measures and the reconciliation to the most comparable measures calculated in accordance with GAAP in the “Non-GAAP Reconciliation” section of this press release.

Consolidated Balance Sheet

September 30, 2012
(In thousands)
ASSETS
Current assets:
Total current assets	$112,906
Noncurrent assets:
Total property and equipment, net	1,141,887
Derivative instruments	81,450
Other assets	11,408

Total noncurrent assets	1,234,745

Total assets	$1,347,651

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities:
Total current liabilities	$66,203
Noncurrent liabilities:
Long-term debt	620,946
Derivative instruments	14,156
Asset retirement obligations	73,507
Other liabilities	6,755
Deferred taxes	102

Total noncurrent liabilities	715,466
Partners’ capital:
Total partners’ capital	565,982

Total liabilities and partners’ capital	$1,347,651

Please see the financial statements and related footnotes in QR Energy’s 10-Q, as filed with the SEC.

Non-GAAP Reconciliation

QR Energy defines Adjusted EBITDA as net income plus interest expense (including realized and unrealized gains and losses on interest rate derivative contracts), unrealized gains and losses on commodity derivative contracts, unrealized gains and losses on gas imbalances, depletion, depreciation and amortization, accretion of asset retirement obligations, impairments, and general and administrative expenses that are allocated to us in accordance with GAAP in excess of the administrative services fee paid by our general partner and reimbursed by us, less interest income and unrealized gains on commodity derivative contracts. Beginning with the second quarter of 2012, we revised our calculation of Adjusted EBITDA to adjust for unrealized gains and losses on gas imbalances. Adjusted EBITDA amounts, and in turn the calculations of Distributable Cash Flow and the Distribution Coverage Ratio, for prior periods have been revised to conform to the current presentation.

QR Energy defines Distributable Cash Flow as Adjusted EBITDA less cash interest expense (including realized gains and losses on interest rate derivative contracts), distributions on its preferred units, payments to its general partner in respect of its management incentive fee and estimated maintenance capital expenditures, the capital required to maintain QR Energy’s production for five years, on average.

QR Energy defines the Distribution Coverage Ratio for a given quarter as the ratio of Distributable Cash Flow per outstanding unit (including subordinated units and general partner units and excluding preferred units) to the actual cash distribution payable per outstanding unit (including subordinated units and general partner units and excluding preferred units). Holders of the preferred units may elect to convert the preferred units into common units at any time after October 3, 2013, or sooner upon QR Energy’s achievement of certain trading price criteria. Please see QR Energy’s 10-K for a more fulsome description of the terms of the preferred units.

Adjusted EBITDA, Distributable Cash Flow and the Distribution Coverage Ratio are used by management of QR Energy to provide additional information related to the performance of QR Energy’s business. Adjusted EBITDA provides information about the cash flow generated by our assets, without regard to financing methods or historical cost basis and the ability of our assets to generate sufficient cash to pay interest costs and support our indebtedness. Distributable Cash Flow and the Distribution Coverage Ratio provide information comparing cash flows generated by us to cash distributions we expect to pay to our common and subordinated unitholders and indicates to investors whether or not we are generating cash flow at a level that can sustain or support an increase in our quarterly distribution rates. In addition, Adjusted EBITDA, Distributable Cash Flow and the Distribution Coverage Ratio are quantitative standards used by external users of our financial statements such as investors, research analysts and others to assess QR Energy’s performance and liquidity without regard to capital structure. Adjusted EBITDA, Distributable Cash Flow and the Distribution Coverage Ratio are not presentations made in accordance with GAAP. Because Adjusted EBITDA, Distributable Cash Flow and the Distribution Coverage Ratio exclude some, but not all, items that affect net income and are defined differently by different companies in our industry, our definitions may not be comparable to similarly titled measures of other companies. Adjusted EBITDA, Distributable Cash Flow and the Distribution Coverage Ratio have important limitations as analytical tools, and you should not consider them in isolation, or as a substitute for net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.

	Three months ended		Nine months ended
	9/30/2012	6/30/2012	9/30/2012	9/30/2011
	(In thousands, except ratios)
Reconciliation of net income to Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio:

Net income (loss)	$(45,007)	$99,125	$46,883	$87,603

Plus:

Unrealized (gain) on commodity derivative contracts	55,585	(89,682)	(12,328)	(160,233)
Loss on modification of derivative contracts	—	—	—	83,399
Unrealized loss (gain) on gas imbalances	371	1,032	73	(143)
Depletion, depreciation and amortization	21,298	20,540	61,428	58,295
Accretion of asset retirement obligations	915	887	2,645	2,033
Interest expense	11,533	9,393	28,398	39,161
Income tax expense (benefit)	(171)	730	528	934
General and administrative expense in excess of administrative services fee	7,675	7,957	22,374	21,903

Adjusted EBITDA	$52,199	$49,982	$150,001	$132,952

Less:

Cash interest expense	(8,703)	(6,557)	(21,348)	(13,237)
Estimated maintenance capital expenditures (1)	(13,000)	(13,000)	(38,500)	(37,500)
Distributions to preferred unitholders	(3,500)	(3,500)	(10,500)	—
Management incentive fee earned by GP	(3,738)	772	(6,121)	—

Distributable Cash Flow (2)	$23,258	$27,697	$73,532	$82,215

Distributions to unitholders (other than preferred units) (3)	$22,128	$22,087	$61,349	$44,423
Distribution Coverage Ratio	1.1x	1.3x	1.2x	1.9x

(1)	Maintenance capital expenditures are those needed on average to maintain production over a five-year period.
(2)	Prior to any retained cash reserves established by QR Energy’s general partner’s board of directors.
(3)	Nine month 2012 distributions exclude $4.2 million related to our first quarter distribution on units issued in April 2012 because units were issued to fund an acqusition for which QRE had no revenue in 1Q12. The inclusion of the first quarter distribution on the units issued in April would have resulted in a Distribution Coverage Ratio of 1.1x for the nine months ended September 30, 2012.

Please see the financial statements and related footnotes in QR Energy’s 10-Q, as filed with the SEC.

Investor Contacts:

Taylor B. Miele

Investor Relations Manager

(713) 452-2990

Cedric W. Burgher

Chief Financial Officer

(713) 452-2200